Laidlaw International Amends Terms of Debt Tender Offer

NAPERVILLE, IL, June 16, 2005 — Laidlaw International, Inc. (NYSE:LI) announced today that it is amending the terms of its previously announced debt tender offer and consent solicitation for its outstanding $403.5 million aggregate principal amount of 10.75% Senior Notes due 2011 (“Notes”).

The amendment (i) changes the date on which the pricing for the Notes will be established from 2 p.m. New York City time on June 15, 2005 to 2 p.m. New York City time on June 16, 2005, (ii) extends the date of expiration of the consent solicitation from 5 p.m. New York City time on June 15, 2005 to 5 p.m. New York City time on June 16, 2005 (“New Consent Date”), and (iii) extends the date the tender offer is scheduled to expire from 5 p.m. New York City time on June 29, 2005 to 5 p.m. New York City time on June 30, 2005 (“New Expiration Date”), unless further extended. In addition, Laidlaw now anticipates that the date it will first make payments on Notes accepted for payment (“Initial Payment Date”) will be on or about June 29, 2005 instead of June 23, 2005.

The consent solicitation will expire on the New Consent Date, unless extended or earlier terminated and the tender offer will expire on the New Expiration Date, unless extended or earlier terminated.

Laidlaw has engaged Citigroup Global Markets Inc. and UBS Securities LLC as dealer managers for the tender offer and solicitation agents for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Citigroup at (800) 558-3745 or (212) 723-6106 or UBS at (888) 722-9555 x 4210 or (203) 719-4210. Requests for documentation should be directed to D.F. King & Company at (800) 431-9645 or (212) 269-5550, the information agent for the tender offer and consent solicitation.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation dated June 1, 2005, as amended by the terms set forth in this press release.

Forward-looking statements

Certain statements contained in this press release, including statements that are not historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include information about possible or assumed future events and usually contain words such as: believes, may, anticipates, intends, expects, estimates, and other similar expressions. Such statements involve certain risks, uncertainties and assumptions that may change at any time. Therefore, actual results may differ materially from expected results due to a variety of factors, which are set forth in the Risk Factors identified in the Offer to Purchase and reflected in the annual report on Form 10-K of Laidlaw International for the year ended August 31, 2004, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport and public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE:LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Contact:
Sarah Lewensohn
Laidlaw International
Director, Investor Relations
(630) 848-3120